Exhibit 10.9

Chevron Corporation
Long-Term Incentive Plan Award
Performance Shares
Terms and Conditions

PERFORMANCE SHARE AWARD. Your Performance Share Award is granted to you under the Long-Term Incentive Plan (“Plan”). The Plan’s terms and the terms of the Rules adopted pursuant to the Plan are incorporated herein. For a copy of the plan documents, go to http://hr.chevron.com/northamerica/us/payprograms/executiveplans/ltip.asp or the Global Executive Plans Web site at http://hr.chevron.com/globalprograms/execplans/ltip.aspx, or contact the Executive Compensation Group at execplans@chevron.com or 1-925-842-7304. By accepting this Performance Share Award, you agree to all terms and conditions of the Plan, its Rules, and any provisions herein that may be in addition thereto. In the event of any conflict between the provisions of this agreement and the terms of the Plan or Rules, the terms of the Plan and/or Rules shall govern. The aforesaid documents and the number of shares granted as reflected in your Morgan Stanley account, collectively constitute the Award.

A.	GRANT DATE. The Grant Date of your Performance Share Award is [insert date].

B.
NUMBER OF SHARES GRANTED. The number of shares granted is reflected in the [insert date] award detail screen in the “Restricted Unit/Perf Share” section of your Morgan Stanley account at www.benefitaccess.com. Refer to the Award Type labeled “PSU”.

C.	PERFORMANCE PERIOD. The three-year Performance Period for your Performance Share Award starts on [insert date] and ends on [insert date].

D.	VESTING. Except as otherwise provided in Subsection E., your Performance Share Award will vest only if you continue employment with Chevron until the end of the Performance Period.

E.	EFFECT OF TERMINATION ON VESTING. Termination of employment impacts the vesting of your Performance Share Award, but not when its value is calculated or when it is paid.

Termination for Non-European Union Payroll Countries
If you are on a non-European Union country’s payroll at termination of employment and terminate prior to the end of the three-year performance period, vesting of your Performance Share Award is affected as follows:

i.
One hundred percent (100%) of the Performance Share Award will vest if your employment terminates on or after [insert date] and if, upon termination of employment, you are at least age 65, have at least 90 points (sum of age and service at termination of employment), or submit documentation substantiating required retirement due to the attainment of the normal statutory or mandatory retirement age, based on the applicable jurisdiction for your employing company at the time of termination.

ii.
A portion of the Performance Share Award will vest if your employment terminates on or after [insert date] and if, upon termination of employment, you are at least age 60 or have at least 75 points (sum of age and service at termination of employment). The portion of your Performance Share Award that vests is determined by multiplying the number of Performance Shares granted by the number of whole months from the performance period start date to your termination date, up to a maximum of 36 months, divided by 36 months. The portion not vested is forfeited.

iii.
If you terminate employment after a Change in Control and, qualify for a Change in Control severance pay program maintained by the Corporation, the portion of your Performance Share Award vested and or deemed vested shall be determined by multiplying the number of Performance Shares granted by the number of whole months from the performance period start date to your termination date, divided by 36 months. The portion not vested is forfeited.

iv.	If at termination of employment, none of the above Subsections E.i, E.ii., and E.iii. is satisfied, your Performance Share Award is forfeited.

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Termination for European Union Payroll Countries
If you are on a European Union country’s payroll at termination of employment and terminate prior to the end of the three-year performance period, vesting of your Performance Share Award is affected as follows:

v.	If your employment terminates on or after [insert date] and if, upon termination of employment, you have at least 30 years of service, 100% of the Performance Share Award will vest.

vi.
If your employment terminates on or after [insert date] and if, upon termination of employment, you have at least 25 years of service but less than 30 years of service, a portion of the Performance Share Award will vest. The portion of your Performance Share Award that vests is determined by multiplying the number of Performance Shares granted by the number of whole years from the performance period start date to your termination date, up to a maximum of three years, divided by three years. The portion not vested is forfeited.

vii.
If you terminate employment after a Change in Control and qualify for a Change in Control severance pay program maintained by the Corporation, the portion of your Performance Share Award vested and or deemed vested shall be determined by multiplying the number of Performance Shares granted by the number of whole months from the performance period start date to your termination date, divided by 36 months. The portion not vested is forfeited.

viii.	If at termination of employment, none of the above Subsections E.v, E.vi., and E.vii. is satisfied, your Performance Share Award is forfeited.

F.
DISABILITY. For purposes of the vesting of your Performance Share Award, you are deemed to have terminated upon the earlier of twenty-nine (29) months after the commencement of long-term disability benefits under a plan or program sponsored by the Corporation, or the date you fail to qualify or no longer qualify for such long-term disability benefits, provided that you do not return to active employment with the Corporation at that time.

G.
PERFORMANCE SHARE AWARD PAYOUT. The payout amount of your Performance Share Award is equal to the number of your vested Performance Shares, multiplied by the Average Chevron Stock Closing Price in the last twenty days that the New York Stock Exchange is open during the Performance Period, multiplied by the Payout Modifier, as described below.

H.	PAYOUT MODIFIER. The Payout Modifier is determined as follows based on Chevron’s total stockholder return (TSR) compared with the TSR for the Peer Group for the three-year Performance Period:

Relative TSR Rank	1	2	3	4	5
Payout Modifier	200%	150%	100%	50%	0%

The Peer Group for your Performance Share Award is BP, ExxonMobil, RD Shell and Total. In the event Chevron’s measured TSR is within 1 percent of the nearest competitor(s), the results will be considered a tie, and the Payout Modifier will be determined by dividing the sum of the Payout Modifiers in the tied positions by the number of companies in the tie.
Notwithstanding anything herein to the contrary, the Committee retains the discretion to adjust the payout of Performance Shares downward if business or economic conditions warrant, as the Committee determines.

I.	PAYMENT DATE. The non-deferred Performance Share Award will be paid in cash within two and a half months after [insert date].

J.
DEFERRAL. You may defer payment of up to 90 percent of your payout attributable to your Performance Share Award, provided you are on the U.S. Payroll and subject to U.S. taxes on the deferral election due date. Deferral elections may not be cancelled or changed after the deferral election due date or upon termination of employment. Deferred amounts will be further subject to all terms and conditions of the Deferred Compensation Plan II and its Rules.

K.
MISCONDUCT. Performance Share Awards may be forfeited for Misconduct as defined in the Long-Term Incentive Plan, and the Corporation may demand repayment of amounts received on or after the date of the Misconduct.

L.
TAXATION. The tax consequences of Performance Share Awards vary depending on the country’s laws that govern this Award. Consult the prospectus or prospectus supplement and your tax advisor for more information regarding the tax consequences of your Performance Share Award. For a copy of the prospectus or prospectus

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supplement, go to http://hr.chevron.com/northamerica/us/payprograms/executiveplans/ltip.asp or the Global Executive Plans Web site at http://hr.chevron.com/globalprograms/execplans/ltip.aspx.

M.
ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, or other similar corporate change, the number of performance shares subject to this agreement shall be adjusted, as appropriate.

N.
NON-TRANSFERABILITY OF AWARD. You are not permitted to sell, transfer, pledge, assign or encumber this Performance Share Award during your lifetime. Notwithstanding the foregoing, this Performance Share Award may be transferred or assigned after your death to your beneficiary according to the laws of descent in your jurisdiction or pursuant to a domestic relations order enforceable under applicable law.

O.
BENEFICIARY DESIGNATION. You may designate a beneficiary for your non-deferred Performance Share Award upon your death at https://www.benefitsweb.com/chevron.html. Non-U.S. payroll employees may download a beneficiary designation form from the Global Executive Plans Web page at http://hr.chevron.com/globalprograms/execplans/docs/GO76VnonUS.pdf. Beneficiary designations for deferred Performance Share Awards are made under the terms of the Deferred Compensation Plan II.

15004-PSU LTIP Grant Terms                                 Page 3